EXHIBIT 99.1

NEWS RELEASE

Nabors Industries, Inc. Announces Proposed Private Placement of $2.5 Billion
Senior Exchangeable Notes
HAMILTON, Bermuda--(BUSINESS WIRE)--May 17, 2006--Nabors Industries Ltd. (NYSE: NBR) (“Nabors”), today announced that its wholly-owned subsidiary, Nabors Industries, Inc. (“NII”), intends to offer, subject to market and other conditions, approximately $2.5 billion aggregate principal amount of senior exchangeable notes due 2011 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be fully and unconditionally guaranteed by Nabors and exchangeable under certain circumstances. Upon exchange, holders will receive cash up to the principal amount, and any excess exchange value will be delivered in Nabors’ common shares. NII also expects to grant the initial purchasers of the notes a 13-day option to purchase additional notes to cover overallotments.
NII intends to use a portion of the net proceeds from the offering for the cost of the exchangeable note hedge transactions that NII expects to enter into with one or more financial institutions, which may include affiliates of the initial purchasers. The exchangeable note hedge transactions are intended to limit exposure to potential dilution to Nabors’ shareholders from exchanging the notes. The remaining net proceeds of the offering will be used for general corporate purposes, which may include capital expenditures, retirement of other indebtedness, repurchases of Nabor’s common shares or pursuing acquisition opportunities.
In addition, in connection with this transaction, Nabors expects to enter into separate warrant transactions with the financial institutions that enter into the exchangeable note hedge transactions. Nabors intends that it will use the proceeds of the warrant transactions to repurchase its common shares and that Nabors International Management Ltd., its direct wholly-owned subsidiary, will concurrently borrow $650 million from an affiliate of the initial purchaser to repurchase Nabors’ common shares.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.
The Nabors companies own and operate almost 600 land drilling and approximately 575 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 20 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

FORWARD LOOKING STATEMENTS
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.